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                                                                      EXHIBIT 21

                                  Subsidiaries

Neoware Licensing, Inc.                              Delaware

Neoware Investments, Inc.                            Delaware

Neoware Technology Group, Inc                        Delaware

Neoware Systems, GmbH                                Germany

Neoware Systems, BV                                  Netherlands